Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 16, 2008, relating to the financial statements and financial highlights which appears in the March 31, 2008 Annual Report to Shareholders of Tweedy, Browne Global Value Fund, Tweedy, Browne Value Fund and Tweedy, Browne Worldwide High Dividend Yield Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.






/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2008